Exhibit 99.2

April 9, 2018

Dear AveXis Team,

I wanted to share with you my excitement about the opportunities ahead of us as we announce the signing of an agreement and plan of merger between our two companies.

AveXis has built a team with exceptional depth of experience and shares our aspiration to deliver breakthrough transformative innovation in areas of high unmet medical need.  I am very impressed with the tremendous progress you have made in bringing gene therapy out of the lab and into the clinical setting for people suffering from devastating, life-threatening neurological disorders such as SMA, as well as your pipeline of gene therapies and your manufacturing platform.

As a physician-scientist, drug developer, and father of two young boys, I am particularly excited about the great potential AVXS-101 has to improve and extend lives and to bring positive change for children suffering from SMA and their families.

You are a recognized leader in neuroscience, and I commend you on your courage, entrepreneurial spirit and scientific excellence to achieve further breakthroughs in disease areas such as SMA, ALS and Rett Syndrome.

At Novartis, we believe that our people are our greatest asset.  We are building a culture that allows everyone to feel inspired by our purpose to reimagine medicine and feel empowered to achieve their personal and professional goals.  Science and data are at the core of what we do, and our dedication to bringing transformative innovation to patients around the world is what drives us.  AveXis also demonstrates these values.

Imagine the possibilities resulting from the opportunity to combine our cell and gene platforms and neuroscience pipelines, and to leverage your deep expertise together with our 70-year heritage in neuroscience, global reach and resources – ultimately enabling us to bring more innovative treatments like AVXS-101 to patients around the world faster.

There are still steps ahead of us to complete our transaction which is expected to close in mid-2018.  Until then we will operate as separate and independent companies.

However, I wanted to take the opportunity to share with you how excited we are at Novartis by the opportunity to join forces for a common purpose, in service of patients, scientific innovation and the bright and dedicated people who make both of our companies exceptional and rewarding places to work.

Looking forward to a bright future.

Best regards,

Vas Narasimhan

Legal Disclaimer

In connection with the proposed acquisition, Novartis and an indirect wholly-owned subsidiary of Novartis (“Purchaser”) will commence a tender offer for the outstanding shares of common stock of Avexis, Inc. (the “Company”).  This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities.  The tender offer for the shares of common stock of the Company has not commenced.  At the time the tender offer is commenced, Novartis and Purchaser will file, or will cause to be filed, a Schedule TO Tender Offer Statement with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC, in each case with respect to the tender offer.  The Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Schedule 14D-9 Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer.  Those materials and all other documents filed by, or caused to be filed by, Novartis and Purchaser and the Company with the SEC will be available at no charge on the SEC’s website at www.sec.gov.  The Schedule TO Tender Offer Statement and related materials also may be obtained for free under the “Investors—Financial Data” section of Novartis’ website at https://www.novartis.com/investors/financial-data/sec-filings.  The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents also may be obtained for free from the Company under the “Investor + Media” section of the Company’s website at
http://investors.avexis.com/phoenix.zhtml?c=254285&p=irol-IRHome.